Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Francis Aaron Henry and Corinna Ulrich, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign MoneyGram International, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ J. Coley Clark	March , 2013
J. Coley Clark

/s/ Victor W. Dahir	March , 2013
Victor W. Dahir

/s/ Antonio O. Garza	March , 2013
Antonio O. Garza

/s/ Thomas M. Hagerty	March , 2013
Thomas M. Hagerty

/s/ Scott L. Jaeckel	March , 2013
Scott L. Jaeckel

/s/ Seth W. Lawry	March , 2013
Seth W. Lawry

/s/ Ann Mather	March , 2013
Ann Mather

/s/ Ganesh B. Rao	March , 2013
Ganesh B. Rao

/s/ W. Bruce Turner	March , 2013
W. Bruce Turner